EXHIBIT 99.1

COMPREHENSIVE CARE CORPORATION ANNOUNCES THE ADDITION OF
FIVE NEW MEMBERS TO ITS BOARD OF DIRECTORS

TAMPA, FL – (BUSINESSWIRE) – July 7, 2005 – Comprehensive Care Corporation (OTCBB:CHCR) (CompCare) today announced the addition of five new members to its Board of Directors. The new members are Kye Hellmers, Robert Parker, David P. Schuster, Dr. Barry A. Stein, Ph.D., and Peter Jesse Walcott.

A graduate of New York University, Kye Hellmers currently serves as the Chairman and CEO of H2O Strategies, Inc., a company he helped found in 2001. Mr. Hellmers also currently serves as a member of the Advisory Board of Higher Ground, Inc. A graduate of Marquette University, David P. Schuster currently serves as the VP of Corporate Development for Hythiam, Inc., a publicly-traded healthcare management services firm. Dr. Barry A. Stein, Ph.D. currently serves as the President of Goodmeasure, Inc., a company he co-founded in 1977. Dr. Stein has taught Organization Behavior at Harvard, Economic Development at Massachusetts Institute of Technology, Business Policy at the Whittemore School, and has served as a visiting lecturer at Yale University. Peter Jesse Walcott currently serves as the Director of Mergers and Acquisitions at IAP Worldwide Services, Inc. Robert Parker, MBA, whose term as director will begin on or about July 11, 2005, is a graduate of the University of Chicago and Johns Hopkins University, and is currently employed by LS Power Equity Advisors, LLC, a private equity fund focused on the energy and power industry with more than $1 billion under management.

Chairman of the Board and CFO, Robert Landis said, “We welcome these new members to the Board. We believe having these experienced professionals join our existing Board of Directors will add tremendous value to the Company. These new Board members bring a wealth of knowledge and experience that we believe will add to the Company’s continued growth and success. We look forward to an exciting future for CompCare with the addition of these highly regarded professionals.”

About Comprehensive Care Corporation
Established in 1969, CompCare provides behavioral health, substance abuse, and employee assistance programs for governmental agencies, managed care companies and employer groups throughout the United States. Headquartered in Tampa, Florida, CompCare operates regional service centers in Connecticut, Florida, Michigan, and Texas; serves approximately 900,000 covered individuals nationwide; and has a network of approximately 8,000 qualified behavioral health practitioners. With 35 years of experience in the industry, CompCare focuses on personalized attention, flexibility, a commitment to high-quality services, and innovative approaches to behavioral health that address both the specific needs of clients and changing healthcare industry demands.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: Certain information included herein and in other Company reports, SEC filings, statements, and presentations is forward looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements concerning the Company’s anticipated operating results, financial resources, increases in revenues, increased profitability, interest expense, growth and expansion, and the ability to obtain new behavioral healthcare contracts. Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other Company reports, SEC filings, statements, and presentations. These risks and uncertainties include local, regional, and national economic and political conditions, our ability to obtain additional financing, the effect of governmental regulation, the competitive environment in which the Company operates, and the other risks detailed from time to time in the Company’s SEC reports.

FOR MORE INFORMATION, PLEASE CONTACT
Robert J. Landis, Chairman, Chief Financial Officer and Treasurer
(813) 288-4808

204 South Hoover Boulevard, Suite 200
Tampa, Florida 33609
813-288-4808 * Fax 813-288-4844
www.compcare-shareholders.com